Exhibit 10.64

Long-Term Restricted Stock Award for 20

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

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RESTRICTED STOCK AWARD AGREEMENT

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GRANTEE:	< name >

AWARD DATE:

ISSUANCE DATE:

AWARD DENOMINATED IN DOLLARS:	$

1. Definitions. Certain terms used in this Restricted Stock Award Agreement (the “Agreement”) are defined in Annex A (which is incorporated herein as part of the Agreement) or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Consolidated Subsidiaries; provided, however, that, where applicable, “Corporation” shall not include any subsidiary of PNC that does not satisfy the definition of “TARP recipient” under the U.S. Department of the Treasury rules with respect to TARP standards for compensation and corporate governance (31 CFR Part 30) to the extent that such rules are applicable to PNC at the relevant time for purposes of the Agreement. Such Department of the Treasury rules are sometimes referred to in the Agreement as the “TARP Rules”.

2. Restricted Shares Award. Pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”), and subject to the terms and conditions of the Agreement, PNC awards to the Grantee named above (“Grantee”) a Dollar-Denominated Award in the amount set forth above, such award to be received by Grantee in the form of a number of Restricted Shares of PNC common stock determined as set forth below (the “Award” and the “Restricted Shares”), all subject to acceptance of the Award by Grantee in accordance with Section 16 and subject to the terms and conditions of the Agreement and the Plan.

The number of Restricted Shares to be received by Grantee on the Issuance Date set forth above will be calculated by dividing the dollar amount set forth above as the

Award Denominated in Dollars by the reported closing price on the New York Stock Exchange for a share of PNC common stock on the Issuance Date, rounded down to the nearest whole number.

3. Terms of Award. The Award is subject to the following terms and conditions.

Restricted Shares and related dividends are subject to forfeiture and to transfer restrictions pursuant to the terms and conditions of the Agreement.

Once issued in accordance with Section 16, Restricted Shares will be deposited with PNC or its designee, or credited to a book-entry account, and held pending reissuance and release in accordance with the terms of Section 6 unless and until such shares are forfeited pursuant to the terms of the Agreement. Restricted Shares that are forfeited by Grantee pursuant to and in accordance with the terms of Section 4 or Section 5 will be cancelled without payment of any consideration by PNC.

Any certificate or certificates representing the Restricted Shares will contain the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in The PNC Financial Services Group, Inc. 2006 Incentive Award Plan and an Agreement entered into between the registered owner and The PNC Financial Services Group, Inc. Release from such terms and conditions will be made only in accordance with the provisions of such Plan and such Agreement, a copy of each of which is on file in the office of the Corporate Secretary of The PNC Financial Services Group, Inc.”

Where a book-entry system is used with respect to the issuance of Restricted Shares, appropriate notation of such forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Shares are credited.

Restricted Shares that are released in accordance with the terms of Section 6 will be reissued to, or at the proper direction of, Grantee or Grantee’s legal representative without the legend referenced above. Dividends on Restricted Shares will be paid in accordance with Section 7 and are subject to the transfer restrictions and forfeiture provisions set forth in that section.

4. Forfeiture Upon Failure to Meet Service Requirement.

4.1 Service Requirement. Grantee will fail to meet the service requirement for the Award (within the meaning of such requirement as set forth in paragraph 4 of the definition of “long-term restricted stock” in §30.1 of the TARP Rules) in the event that Grantee does not continue performing substantial services for the Corporation for at least two years from the Issuance Date, other than due to Grantee’s death or Disability, or a change in control event (as defined in the TARP Rules) with respect to PNC before the second anniversary of the Issuance Date.

4.2 Termination of Award Upon Failure to Meet Service Requirement. Upon failure by Grantee to meet the service requirement set forth in Section 4.1, all then outstanding Restricted Shares, together with the Dividend Account established pursuant to Section 7.1, will be forfeited by Grantee to PNC and cancelled without payment of any consideration by PNC, and neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in the Restricted Shares or any certificate or certificates representing such shares or in the related dividends or Dividend Account.

4.3 Tax Withholding. Any Federal, state or local taxes required to be paid in connection with satisfaction of the service requirement with respect to the Restricted Shares shall be paid as set forth in Section 6.3 and Section 10.

5. Transfer Restrictions; Additional Forfeiture Provisions.

5.1 Transfer Restrictions. Notwithstanding satisfaction of the service requirement set forth in Section 4.1, Restricted Shares shall continue to be subject to restrictions on transfer, except as necessary to reflect a merger or acquisition of PNC, and may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until such time as such shares are settled and released in accordance with Section 6.1, Section 6.2, or Section 6.3, respectively.

In the event of Grantee’s death prior to settlement and release of the shares pursuant to Sections 6.1 and 6.3, the Restricted Shares shall be transferred to Grantee’s estate or other legal heirs until the time set forth in Section 6.2, at which time the shares then outstanding will be settled and released to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by PNC.

5.2 Forfeitures. Until such time as they are released in accordance with Section 6, Restricted Shares shall be subject to forfeiture pursuant to Section 5.3, Section 5.4, or Section 5.5 if applicable. Upon any such forfeiture, such Restricted Shares will be cancelled without payment of any consideration by PNC, and neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in such Restricted Shares or any certificate or certificates representing such shares or in any related dividends.

5.3 Termination for Cause. In the event that the Corporation terminates the engagement of Grantee by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as an employee, consultant, independent contractor, officer, director or advisory director, (hereinafter sometimes referred to as a service relationship with the Corporation) for Cause prior to the 3rd anniversary of the Issuance Date, all Restricted Shares that are outstanding on the date Grantee so ceases to have a service relationship with the Corporation will be forfeited by Grantee to PNC and cancelled without payment of any consideration by PNC; provided, however, this Section 5.3 shall only apply if the date of such action by the Corporation occurs prior to the occurrence of a Change of Control, if any.

5.4 Detrimental Conduct. Restricted Shares will be forfeited by Grantee to PNC and cancelled without payment of any consideration by PNC in the event that, at any time prior to the date such shares are released in accordance with Section 6, PNC, by PNC’s Designated Person, determines in its sole discretion that Grantee has engaged in Detrimental Conduct; provided, however, that no determination that Grantee has engaged in Detrimental Conduct may be made on or after the date of Grantee’s death or on or after the occurrence of a Change of Control, if any.

5.5 Judicial Criminal Proceedings. If any criminal charges are brought against Grantee, in an indictment or in other analogous formal charges commencing judicial criminal proceedings, alleging the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation, then to the extent that the Restricted Shares are still outstanding and have not yet been released pursuant to Section 6, any release of the Restricted Shares shall be automatically suspended and any dividends that would otherwise be paid to Grantee with respect to such shares shall be held by PNC during such suspension.

Such suspension shall continue until the earliest to occur of the following:

(1) resolution of the criminal proceedings in a manner that results in a conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation;

(2) resolution of the criminal proceedings in one of the following ways: (i) the charges as they relate to such alleged felony have been dismissed (with or without prejudice); (ii) Grantee has been acquitted of such alleged felony; or (iii) a criminal proceeding relating to such alleged felony has been completed without resolution (for example, as a result of a mistrial) and the relevant time period for recommencing criminal proceedings relating to such alleged felony has expired without any such recommencement;

(3) Grantee’s death; or

(4) the occurrence of a Change of Control.

If the suspension is terminated by the occurrence of an event set forth in clause (1) above, the Restricted Shares, together with any related dividends being held by PNC during such suspension, will, upon such occurrence, be automatically forfeited by Grantee to PNC and cancelled without payment of any consideration by PNC.

If the suspension is terminated by the occurrence of an event set forth in clause (2), (3) or (4) above, settlement of the Restricted Shares shall proceed in accordance with Section 6 and any dividends being held by PNC during such suspension shall be paid to Grantee, as applicable.

6. Release of Restricted Shares; Settlement; Tax Withholding Prior to Settlement.

6.1 Settlement. Except as otherwise provided in Section 6.2 and Section 6.3, Restricted Shares that remain outstanding and have not been forfeited and cancelled pursuant to Section 4.2 or one of the forfeiture provisions of Section 5 will be settled at the time set forth in this Section 6.1 by reissuance and release of said shares to Grantee without the legend referred to in Section 3.

No fractional shares will be reissued, and if the Restricted Shares being released include a fractional interest, such fractional interest will be liquidated on the basis of the then current Fair Market Value of PNC common stock and paid to Grantee in cash at the time the shares are reissued.

Shares will be reissued and released, and payment will be made for any fractional interest, to Grantee with respect to the settlement of Restricted Shares as soon as administratively practicable, but in no event later than 30 days, following the settlement date, which shall be the latest to occur of the following:

(i)	the 3rd anniversary of the Issuance Date;

(ii)	the date on which the Shares (or applicable portion thereof, if different) may become transferable without violating the prohibition set forth in the second paragraph of the definition of “long-term restricted stock” in §30.1 of the TARP Rules; and

(iii)	the date as of which any suspension imposed pursuant to Section 5.5 that does not result in a forfeiture of the Shares is lifted, if applicable.

6.2 Settlement in the Event of Grantee’s Death. Except as otherwise provided in Section 6.3, in the event that Grantee dies prior to the settlement and release of the Restricted Shares pursuant to Section 6.1, Restricted Shares that remain outstanding after Grantee’s death will be settled at the time set forth in this Section 6.2 by reissuance and release of said shares, without the legend referred to in Section 3, to Grantee’s executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by PNC.

No fractional shares will be reissued, and if the Restricted Shares being released include a fractional interest, such fractional interest will be liquidated on the basis of the then current Fair Market Value of PNC common stock and paid in cash at the time the shares are reissued.

Shares will be reissued and released, and payment will be made for any fractional interest, with respect to the settlement of Restricted Shares as soon as administratively practicable following the settlement date, which shall be the latest to occur of the following:

(i)	the date of Grantee’s death; and

(ii)	the date on which the Shares (or applicable portion thereof, if different) may become transferable without violating the prohibition set forth in the second paragraph of the definition of “long-term restricted stock” in §30.1 of the TARP Rules.

6.3 Shares Withheld for Taxes Prior to Settlement. Provided that Grantee has not made an Internal Revenue Code Section 83(b) election for the Restricted Shares, in the event that the Restricted Shares become substantially vested as defined in 26 CFR 1.83-3(b) prior to the time that the Shares are settled and released from transfer restriction pursuant to Section 6.1 or 6.2, a portion of the Restricted Shares sufficient in amount to satisfy the minimum amount of Federal, state and local taxes then required to be withheld in connection therewith shall become transferable to PNC and shall be retained by PNC for such purpose in accordance with Section 10.2; provided, however, that in no event shall the amount so retained by PNC for withholding taxes exceed the total amount that may then be made transferable in compliance with the TARP Rules to the extent applicable at that time.

7. Dividends.

7.1 Dividends on Restricted Shares Prior to Satisfaction of Service Requirement. Subject to Grantee’s acceptance of the Award pursuant to Section 16, dividends, if any, earned on outstanding Restricted Shares from and after the Issuance Date until the service requirement set forth in Section 4.1 has been met will accrue, without interest or other form of income, and be credited to a book-entry dividend account for Grantee (the “Dividend Account”). If the Restricted Shares are forfeited pursuant to Section 4.2 for failure to meet the service requirement, the related Dividend Account will also be forfeited without payment of any consideration by PNC. Until the service requirement has been met, dividends with respect to the Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered.

7.2 After Satisfaction of Service Requirement. Upon satisfaction of the service requirement set forth in Section 4.1, any cash in the Dividend Account will be paid to Grantee, net of withholding taxes, within 30 days after the date such condition is satisfied; provided, however, in the event that any such dividends were payable to PNC common shareholders in any form other than cash, such shares or other non-cash amounts shall continue to be subject to the terms and conditions of the Agreement, including transfer restrictions and forfeiture provisions, as if they were Restricted Shares.

After the service requirement set forth in Section 4.1 has been satisfied, cash dividends, if any, on such Restricted Shares as remain outstanding will be paid to Grantee as a shareholder on a current basis (subject to any suspension pursuant to Section 5.5, if applicable) unless and until such shares are forfeited pursuant to Section 5. Forfeiture and cancellation of Restricted Shares after the service requirement has been satisfied will have no effect on cash dividends paid to Grantee pursuant to this Section 7.2 with respect to dividend record dates that occurred prior to such forfeiture and or cancellation.

8. Rights as Shareholder; Capital Adjustments.

(a) Except as provided in Sections 4 through 7 and subject to Section 16, Grantee will have all the rights and privileges of a shareholder with respect to the Restricted Shares from and after the Issuance Date including, but not limited to, the right to vote the Restricted Shares and the right, subject to Section 7, to dividends thereon if and when declared by the Board; provided, however, that all such rights and privileges will cease immediately upon any forfeiture of such shares.

(b) Restricted Shares issued pursuant to the Award shall, as issued and outstanding shares of PNC common stock, be subject to such adjustment as may be necessary to reflect corporate transactions, including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC; provided, however, that any shares or amounts received as distributions on or in exchange for Restricted Shares shall be subject to the terms and conditions of the Agreement as if they were Restricted Shares.

9. Payment to Legal Representative. If Grantee is deceased at the time Restricted Shares or related dividends are released in accordance with Section 6 or Section 7, as applicable, delivery of such shares or other payment will be made to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by PNC.

Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

10. Payment of Taxes.

10.1 Internal Revenue Code Section 83(b) Election. In the event that Grantee makes an Internal Revenue Code Section 83(b) election with respect to the Restricted Shares, Grantee shall satisfy all then applicable federal, state or local withholding tax obligations arising from that election by payment of cash. Any such tax election shall be made pursuant to a form to be provided to Grantee by PNC on request. Grantee will provide to PNC a copy of any Internal Revenue Code Section 83(b) election filed by Grantee with respect to the Restricted Shares not later than ten (10) days after the filing of such election.

10.2 Other Tax Liabilities. Where Grantee has not previously satisfied all applicable withholding tax obligations, PNC will, at the time the tax withholding obligation arises, retain sufficient whole shares of PNC common stock from the Restricted Shares to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection with the Restricted Shares. For purposes of this Section 10.2, shares of PNC common stock retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises.

PNC will not retain more than the number of shares sufficient to satisfy the minimum amount of taxes then required to be withheld in connection with the Restricted Shares. If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding by payment of cash. Any such tax election shall be made pursuant to a form provided by PNC. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection with the Restricted Shares, no additional withholding may be made.

11. Employment. Neither the Award and the issuance of the Restricted Shares nor any term or provision of the Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Subject to the Plan and the Compensation Committee. In all respects the Award and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Award and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Compensation Committee or its delegate or under the authority of the Compensation Committee, whether made or issued before or after the Issuance Date.

13. Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. The Agreement constitutes the entire agreement between Grantee and PNC and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties with respect to the subject matter hereof.

14. Grantee Covenants.

14.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 14 and 15 by virtue of receiving this Award (regardless of whether the shares are ultimately settled and released to Grantee); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

14.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 14.2 while employed or otherwise engaged by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as an employee, consultant, independent contractor, officer, director or advisory director, (a “service relationship”) and for a period of one year after the date Grantee ceases to be so employed or otherwise engaged by the Corporation, regardless of the reason for the termination of such service relationship.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit, call on, do business with, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services at the time or, if Grantee no longer has a service relationship with the Corporation, was such a customer as of the date such service relationship ceased, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the last 12 months or, if Grantee no longer has a service relationship with the Corporation, during the 12 months preceding the date such service relationship ceased, or (iii) is, or if Grantee no longer has a service relationship with the Corporation was as of the date such service relationship ceased, considering retention of PNC or any subsidiary to provide any services.

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities.

Notwithstanding the above, if Grantee’s service relationship with the Corporation is terminated by the Corporation other than for Cause, death or Disability and such termination is in anticipation of a Change of Control (that is, the termination occurs prior to the date on which a Change of Control occurs and it is reasonably demonstrated by Grantee that such termination was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or anticipation of a Change of Control), then commencing immediately after such termination of Grantee’s service relationship with the Corporation, the provisions of subsections (a) and (b) of this Section 14.2 will no longer apply and will be replaced with the following subsection (c):

(c) No-Hire. Grantee agrees that Grantee shall not, for a period of one year after the date that Grantee’s service relationship with the Corporation ceases, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

14.3 Confidentiality. During Grantee’s employment and any other service relationship with the Corporation, and thereafter regardless of the reason for termination of such employment or other service relationship, Grantee will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by or other service relationship with the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

14.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 14.4 shall be performed by Grantee without further compensation and will continue beyond the date Grantee’s service relationship with the Corporation ceases.

15. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

15.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

15.2 Equitable Remedies. A breach of the provisions of any of Sections 14.2, 14.3 or 14.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

15.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 14.2 by legal proceedings, the period during which Grantee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

15.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

15.5 Severability. The restrictions and obligations imposed by Sections 14.2, 14.3 and 14.4 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon Grantee.

15.6 Reform. In the event any of Sections 14.2, 14.3 and 14.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

15.7 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 14.2, 14.3 and 14.4.

15.8 Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. Further, to the extent, if any, applicable to Grantee, Grantee agrees to reimburse PNC for any amounts Grantee may be required to reimburse PNC or its subsidiaries pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, and agrees that PNC need not comply with any term, covenant or condition of the Agreement to the extent that doing so would require that Grantee reimburse PNC or its subsidiaries for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

15.9. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Award and the Agreement comply with the provisions of Section 409A to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that PNC may, without the consent of Grantee, modify the Agreement and the Award to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

15.10. Compliance with TARP Rules. It is the intention of the parties that the Award and the Agreement comply with the provisions of the TARP Rules to the extent that such provisions are applicable at the relevant time for purposes of the Award and the Agreement, and that the Award comply with the requirements for a long-term restricted stock award imposed by the TARP Rules, including §30.10(e)(1) thereof. The Agreement will be administered by PNC in a manner consistent with this intent.

Grantee agrees that PNC may, without the consent of Grantee, modify the Agreement and the Award to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order to provide payments or benefits hereunder in a manner that complies with the provisions of the TARP Rules, including but not limited to reducing the Award amount and the number of Restricted Shares issued pursuant to the Award if appropriate to comply with the requirements for a permitted long-term restricted stock award imposed by §30.10(e)(1) of the TARP Rules.

16. Acceptance of Award; PNC Right to Cancel. If Grantee does not accept the Award by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms thereof in any way, by                     , PNC may, in its sole discretion, withdraw its offer and cancel the Award at any time prior to Grantee’s delivery to PNC of a copy of the Agreement executed by Grantee. Otherwise, upon execution and delivery of the Agreement by both PNC and Grantee, the Agreement is effective as of the Award Date and the Restricted Shares will be issued effective as of the Issuance Date. Grantee will not have any of the rights of a shareholder with respect to the Restricted Shares as set forth in Section 8, and will not have the right to vote or to accrue or receive dividends as set forth in Section 7 in connection with such shares, until the Issuance Date.

IN WITNESS WHEREOF, PNC and Grantee have executed this Agreement, all as of the day and year first above written as the Award Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

Chairman and Chief Executive Officer

ATTEST:

By:

Corporate Secretary

GRANTEE

By:
Grantee

ANNEX A

CERTAIN DEFINITIONS

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A.1 “Agreement” means the Restricted Stock Award Agreement between PNC and Grantee evidencing the Award made to Grantee pursuant to the Plan.

A.2 “Award” means the Award made to Grantee pursuant to the Plan and evidenced by the Agreement.

A.3 “Board” means the Board of Directors of PNC.

A.4 “Cause” means:

(a) the willful and continued failure of Grantee to substantially perform Grantee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by PNC that specifically identifies the manner in which it is believed that Grantee has not substantially performed Grantee’s duties;

(b) a material breach by Grantee of (1) any code of conduct of PNC or one of its subsidiaries or (2) other written policy of PNC or a subsidiary, in either case required by law or established to maintain compliance with applicable law;

(c) any act of fraud, misappropriation, material dishonesty, or embezzlement by Grantee against PNC or one of its subsidiaries or any client or customer of PNC or a subsidiary;

(d) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or entry by Grantee into a pre-trial disposition with respect to, the commission of a felony; or

(e) entry of any order against Grantee, by any governmental body having regulatory authority with respect to the business of PNC or any of its subsidiaries, that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

The cessation of Grantee’s employment or other service relationship with the Corporation will be deemed to have been a termination for Cause for purposes of the Agreement only if and when the CEO or his or her designee (or, if Grantee is the CEO, the Board) determines that Grantee is guilty of conduct described in clause (a), (b) or (c) above or that an event described in clause (d) or (e) above has occurred with respect to Grantee and, if so, determines that the termination of Grantee’s employment or other service relationship with the Corporation will be deemed to have been for Cause.

A.5 “CEO” means the chief executive officer of PNC.

A.6 “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of PNC (the “Outstanding PNC Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of PNC entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”); provided, however, that, for purposes of this Section A.6(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from PNC, (2) any acquisition by PNC, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PNC or any company controlled by, controlling or under common control with PNC (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined in Section A.6(c)) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock shall not be considered a Change of Control if the Incumbent Board as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PNC’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving PNC or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of PNC, or the acquisition of assets or stock of another entity by PNC or any of its subsidiaries (each, a “Business Combination”), excluding, however, a Business Combination following which all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns PNC or all or substantially all of PNC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(d) Approval by the shareholders of PNC of a complete liquidation or dissolution of PNC.

A.7 “Compensation Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

A.8 “Competitive Activity” means any participation in, employment by, ownership of any equity interest exceeding one percent (1%) in, or promotion or organization of, any Person other than PNC or any of its subsidiaries (a) engaged in business activities similar to some or all of the business activities of PNC or any subsidiary at the time or, if Grantee has ceased to have a service relationship with the Corporation, as of the date as of which such service relationship ceased or (b) engaged in business activities which Grantee knows PNC or any subsidiary intends to enter within the next 12 months or, if Grantee has ceased to have a service relationship with the Corporation, within the first 12 months after the date as of which such service relationship ceased, in either case whether Grantee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

A.9 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the Internal Revenue Code.

A.10 “Corporation” means PNC and its Consolidated Subsidiaries except, where the context so requires, as otherwise provided in Section 1 of the Agreement.

A.11 “Designated Person” will be either: (a) the Compensation Committee or its delegate, if Grantee was a member of the Corporate Executive Group (or equivalent successor classification) or was subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities when he or she ceased to be an employee of the Corporation; or (b) the Chief Human Resources Officer of PNC, if Grantee is not within one of the groups specified in Section A.11(a).

A.12 “Detrimental Conduct” means:

(a) Grantee has engaged, without the prior written consent of PNC (with consent to be given at PNC’s sole discretion), in any Competitive Activity in the continental United States at any time during the period commencing on the Award Date and extending until such time as the last of the Restricted Shares are released in accordance with Section 6 of the Agreement;

(b) any act of fraud, misappropriation, or embezzlement by Grantee against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when PNC, by PNC’s Designated Person, determines that Grantee has engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to Grantee, and, if so, determines that Grantee will be deemed to have engaged in Detrimental Conduct.

A.13 “Disabled” or “Disability” means, except as may otherwise be required by Section 409A of the Internal Revenue Code, that Grantee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving (and has received for at least three months) income replacement benefits under any Corporation-sponsored disability benefit plan. If Grantee has been determined to be eligible for Social Security disability benefits, Grantee shall be presumed to be Disabled as defined herein.

A.14 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means the average of the reported high and low trading prices on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, the average of such prices on the next preceding day and the next following day for which there were reported trades.

A.15 “Generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

A.16 “Grantee” means the person to whom the Award is made and the Restricted Shares are granted, and is identified as Grantee on page 1 of the Agreement.

A.17 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

A.18 “Issuance Date” means the Issuance Date set forth on page 1 of the Agreement and is the date as of which the Restricted Shares are authorized to be issued by the Compensation Committee or its delegate in accordance with the Plan and Sections 2 and 16 of the Agreement.

A.19 “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan.

A.20 “PNC” means The PNC Financial Services Group, Inc.

A.21 “Restricted Shares” means the shares of PNC common stock issued to Grantee pursuant to the Award and subject to the restrictions set forth in and the terms and conditions of the Agreement and the Plan.

A.22 “SEC” means the United States Securities and Exchange Commission.

A.23 “Service relationship” or “having a service relationship with the Corporation” means being engaged by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as an employee, consultant, independent contractor, officer, director or advisory director.

A.24 “TARP Rules” has the meaning set forth in Section 1 of the Agreement.